UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Sagent Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JEFFREY M. YORDON	1901 N ROSELLE ROAD, STE 700
CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER	SCHAUMBURG, ILLINOIS 60195

April 13, 2012

Dear Fellow Stockholder:

I am pleased to invite you to our 2012 Annual Meeting of Stockholders. We will hold the Annual Meeting at 2:00 p.m. CDT on Wednesday, May 23, 2012, at the The Stonegate Conference & Banquet Centre in Hoffman Estates, Illinois. The Center will open to stockholders at 1:30 p.m. CDT.

We have prepared the following materials for the meeting:

•	a Notice of Annual Meeting of Stockholders;

•	a Proxy Statement describing the proposals to be voted on at the Annual Meeting; and

•	our Annual Report to stockholders highlighting our 2011 financial and business performance.

On April 13, 2012, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials online. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. If you receive a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the materials, unless you specifically request one. The Notice of Internet Availability of Proxy Materials contains instructions on how you may request a paper copy of the materials. If you receive a paper copy of the materials, it will include a proxy card.

Whether or not you plan to attend the Annual Meeting, I encourage you to vote promptly. You may vote via the Internet or by calling a toll-free number, in accordance with the instructions set forth in the Notice of Internet Availability of Proxy Materials. If you receive the proxy card or voting instruction form by mail, you may also vote by signing, dating and mailing your properly executed proxy card or voting instruction form. The Proxy Statement and the proxy card or voting instruction form include detailed voting instructions. You may also vote in person at the Annual Meeting.

Please register in advance if you would like to attend the Annual Meeting. The Proxy Statement contains the pre-registration instructions. Attendance at the Annual Meeting will be limited to stockholders. You will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 23, 2012

Sagent Pharmaceuticals, Inc.’s Proxy Statement and Annual Report on Form 10-K

are available on our web site at www.sagentpharma.com

SAGENT PHARMACEUTICALS, INC.

1901 N Roselle Road, Suite 700

Schaumburg, Illinois 60195

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	2:00 p.m. CDT on Wednesday, May 23, 2012.

PLACE:	The Stonegate Conference & Banquet Centre
2401 West Higgins Road
Hoffman Estates, Illinois 60169

ITEMS OF BUSINESS:	(1) To elect as the Class I director the nominee named in the Proxy Statement;

(2) To ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3) To hold an advisory vote to approve the compensation of the named executive officers;

(4) To hold an advisory vote on the frequency of future advisory votes to approve named executive compensation ; and

(5) To transact any other business properly presented at the meeting or any adjournment thereof.

BOARD RECOMMENDATION:	The Board recommends that stockholders vote for Items 1, 2 and 4. With regards to Item 3, the Board recommends that stockholders vote for a frequency of every “one year.”

WHO MAY VOTE:	Stockholders of record at the close of business on March 26, 2012.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about April 13, 2012. For stockholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report for the year ended December 31, 2011, and the proxy card on or about April 13, 2012.

MATERIALS AVAILABLE ON OUR WEB SITE:	This Notice of Meeting, the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2011 and our letter to stockholders are available on our web site at www.sagentpharma.com.

By order of the Board of Directors,

Michael Logerfo

Executive Vice President, Chief Legal Officer and Corporate Secretary

April 13, 2012

References herein to “we,” “us,” “our,” “the Company,” and “Sagent Pharmaceuticals” are to Sagent Pharmaceuticals, Inc. and its consolidated subsidiaries.

GENERAL INFORMATION

Why has this proxy statement been made available?

Our board of directors is soliciting proxies for use at our annual meeting of stockholders to be held on May 23, 2012, and any adjournments or postponements of the meeting. The meeting will be held at the Stonegate Conference and Banquet Center, 2401 West Higgins Road, Hoffman Estates, Illinois and will begin at 2:00 p.m., Central Time. In order to solicit your proxy, we have made the notice of annual meeting, proxy statement, proxy card and Annual Report available to stockholders on the Internet, by e-mail, or by mail on or around April 13, 2012. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What will be voted on at the annual meeting?

Stockholders will vote on the following matters:

•	Elect the nominee named in the Proxy Statement as the Class I director;

•	An advisory vote to ratify the retention of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	An advisory vote to approve the compensation of named executive officers; and

•	An advisory vote on the frequency of future advisory votes to approve the compensation of named executive officers.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners instead of paper copies of the proxy materials. All stockholders will have the ability to access the proxy materials referred to in the Notice or to request a printed set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs, and thereby, reduce the environmental impact of our annual stockholders' meeting.

Who may vote at the meeting?

The board of directors has set a record date of March 26, 2012 (the “record date”), meaning that stockholders of record at the close of business on that date may vote at the meeting, or at adjournments or postponements of the meeting.

How many votes do I have?

You have one vote for each share of common stock you hold.

What constitutes a quorum?

The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On March 31, 2012, there were 27,921,373 shares of common stock issued and outstanding.

Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the shareholder is abstaining from voting. Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting, or if you vote on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

What vote is required to approve each matter?

Election of the Class I Director. Should the nominee for Class I director receive a plurality of the votes of shares present or represented by proxy at the annual meeting and entitled to vote in the election of directors, the nominee will be elected as a director.

Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the Company, but the opinions expressed by stockholders on this matter will be taken into consideration.

Approval of the Say on Pay Vote. The affirmative vote of a majority of the votes cast is required for approval of this item. This proposal is advisory in nature, which means that the vote is not binding upon the Company. The opinions expressed by stockholders on this matter will be taken into consideration when making future executive compensation decisions.

Frequency of Say on Pay Vote. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the say on pay vote selected by stockholders. This proposal is advisory in nature, which means that the vote is not binding upon the Company.

Abstentions and broker non-votes (discussed below) will not be counted either for or against these matters and, assuming the presence of a quorum, abstentions and broker non-votes will have no effect.

How do I vote by proxy?

If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number, voting in person by attending the annual meeting, or voting by requesting and completing a proxy card and mailing it in a postage-paid envelope. To vote over the Internet or by telephone, follow the instructions provided on your proxy card or with the Notice. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on May 22, 2012. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

A proxy is another person you authorize to vote on your behalf. The proxies will vote your shares on each matter as you direct. If you do not indicate how your shares are to be voted on a matter, properly completed proxies will be voted for the election of the directors, approval of the advisory vote on executive compensation and the ratification of Ernst & Young LLP as the firm of independent registered public accountants to serve as our auditors. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment. Our corporate secretary has not received timely and proper notice from stockholders on any other matter to be presented at the meeting.

How do I vote if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers offer voting by mail, by telephone and over the Internet.

What is a broker non-vote and how does it affect the voting requirements?

If your shares are held in “street name” by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority (“non-routine” matters), which is called a “broker non-vote,” your shares will not be voted. Broker non-votes will have no effect on the number of votes required to approve any of the matters being voted on at the meeting. On matters on which the broker is permitted to exercise voting authority (“routine” matters), the broker will vote your shares in its discretion. We believe that the brokers may exercise voting authority on Proposal 2 (the ratification of the independent registered public accounting firm), but may not exercise voting authority on any other items up for vote at this annual meeting. Brokers do not have the ability to cast votes for the election of directors or the advisory vote on executive compensation unless they have received instructions from the beneficial owner of the shares.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting. Attendance at the annual meeting is limited to stockholders as of the record date or their duly appointed proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included in the proxy card. Stockholders will be admitted to the meeting location beginning at 1:30 p.m., Central Time.

Can I revoke a proxy?

Yes. You can revoke your proxy by:

•	giving written notice to our corporate secretary;

•	delivering a later-dated proxy or resubmitting your vote by telephone or over the Internet; or

•	voting in person at the meeting.

If I submit a proxy, will my vote be kept confidential?

Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

•	where disclosure may be required by law or regulation;

•	where disclosure may be necessary in order for us to assert or defend claims;

•	where a shareholder expressly requests disclosure;

•	to allow the inspectors of election to certify the results of a vote; or

•	in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the board of directors.

Who will be tabulating and certifying votes at the meeting?

We have engaged Broadridge Investor Communication Solutions (“Broadridge”) to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

We will pay all costs of soliciting proxies, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation.

What is “householding” and how does it work?

We have adopted “householding,” a procedure approved by the SEC under which multiple stockholders of Sagent Pharmaceuticals stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another shareholder of Sagent Pharmaceuticals stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Sagent Pharmaceuticals Investor Relations, 1901 North Roselle Road, Schaumburg, Illinois, 60195, 847-908-1600. Upon your request, we will promptly deliver a separate copy to you. The proxy statement and our 2011 Annual Report are also available at investor.sagentpharma.com/sec.cfm and investor.sagentpharma.com/annuals.cfm, respectively. If you participate in householding and you wish to receive a separate Notice or annual report and other proxy materials, you may also contact Broadridge at any time, either by calling toll free 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Any stockholders who share the same address and currently receive multiple copies of the Notice, or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Sagent Pharmaceuticals Investor Relations or Broadridge at the contact information listed above, to request information about householding.

PROPOSAL 1. ELECTION OF DIRECTORS

The Board of Directors of the Company (the “Board”) is divided into three classes, with one class of directors being elected for a three-year term at each annual meeting. Currently, the Board is comprised of two Class I seats, two Class II seats and three Class III seats. However, the Corporate Governance and Nominating Committee has recommended, and the Board has approved, a reduction of the number of Class I seats from two to one and a reduction of the number of Class III seats from three to two, effective upon the election of the nominee for Class I director named herein at the 2012 annual meeting. Thereafter the Board will consist of one Class I seat, two Class II seats and two Class III seats. Each director holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death. The Class I director is being elected at the 2012 annual meeting.

Upon the recommendation of its Corporate Governance and Nominating Committee, the Board has nominated Jeffrey M. Yordon to be elected as the Class I director to hold office until the 2015 annual meeting. Currently, Mr. Yordon serves as a Class III director. However, Mr. Yordon has notified the Board that he will resign his Class III seat effective upon his election as a Class I director at the 2012 annual meeting. No nominations for directors were received from stockholders and no other candidates are eligible for election.

If elected, the nominee will serve until the expiration of his term and his successor is elected and qualified or until his earlier resignation, removal or death. The nominee is willing to serve if elected, and the Board has no reason to believe that the nominee will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

The Board unanimously recommends that the stockholders vote FOR the election of Jeffrey M. Yordon to the Board as the Class I director.

OUR BOARD OF DIRECTORS

Nominee for Election as Class I Director at the 2012 Annual Meeting

Jeffrey M. Yordon, 63, has served as our President, Chief Executive Officer and chairman of our Board since April 2006. Prior to joining our company, from February 1996 to March 2006, Mr. Yordon held the positions of Chief Strategic Officer, Co-Chief Operating Officer and President of American Pharmaceutical Partners (now known as Abraxis Pharmaceutical Products) and was a member of its board of directors. Prior to that, Mr. Yordon held the positions of President of Faulding Pharmaceuticals plc; Executive Vice President of Gensia Laboratories; President and Chief Executive Officer of YorPharm and Executive Vice President and President of LyphoMed, Inc. Mr. Yordon served as chairman of the board of directors of Pharmaceutical Partners of Canada and Drug Source Company and member of the board of directors of the Drug, Chemical & Associated Technologies Association. As a result of these and other professional experiences, we believe Mr. Yordon possesses particular knowledge and experience in pharmaceutical development, manufacturing, business development, sales and marketing; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills, and experience. Mr. Yordon received a BA from Northern Illinois University.

Continuing Directors

Class II Directors whose Terms Expire in 2013

Mary Taylor Behrens, 51, has served as a member of our Board since November 2010. Ms. Behrens has been engaged in private consulting since February 2003 and has held the position of President of Newfane Advisors, Inc., a consulting firm, since November 2004. Prior to that, from February 2001 until January 2003, Ms. Behrens served as Head or Co-Head of Merrill Lynch Investment Managers, Americas Region. From February 1998 until January 2001, Ms. Behrens was a Senior Vice President of Merrill Lynch & Co., serving as Head of Human Resources and a member of its Executive Committee. Ms. Behrens served as a member of the board of directors of Manor Care, Inc. from November 2004 until it went private in December 2007. As a result of these and other professional experiences, we believe Ms. Behrens possesses particular knowledge and experience in executive compensation, human resources, strategic planning and leadership of complex organizations, and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Ms. Behrens holds a BA in Government from Georgetown University.

Anthony Krizman, 55, has served as a member of our Board since July 2010. Mr. Krizman held the position of Assurance Partner at PricewaterhouseCoopers, LLP (“PwC”) until June 30, 2010, when he retired. In addition, his internal roles at PwC included Midwest Region Risk Management Leader, PwC Assurance Quality Board Member and Managing Partner, Northwest Ohio Practice. During his 32-year tenure at PwC, Mr. Krizman advised his clients on a substantial number of issues including: preparation for and execution of private placements and initial public offerings, implementation of Sarbanes-Oxley reporting requirements, and due diligence relating to major acquisitions and carve-outs of business units in divestitures. Mr. Krizman has extensive experience in managing annual financial statements and internal control audits, as well as strategic special projects for companies in the healthcare, consumer packaged goods, automotive and service industries. Mr. Krizman is a Certified Public Accountant. As a result of these and other professional experiences, we believe Mr. Krizman possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Mr. Krizman received a BS in Accounting and an MBA from Indiana University.

Class III Directors Whose Terms Expire in 2014

Robert Flanagan, 55, has served as a member of our Board since May 2009, and as our lead director since April 2012. Mr. Flanagan has held the position of Executive Vice President of Clark Enterprises, Inc. since 1989, overseeing the acquisition, management and development of new investment opportunities. Prior to that, Mr. Flanagan served as the treasurer, secretary and a member of the board of directors of Baltimore Orioles, Inc. Mr. Flanagan has also served on the board of directors of Martek Biosciences Corporation, where he served as Chairman, and Castle Brands, Inc. and is a Certified Public Accountant licensed in Washington, D.C. As a result of these and other professional experiences, we believe Mr. Flanagan possesses particular knowledge and experience in accounting, finance and capital structure; strategic planning and leadership of complex organizations; people management; board governance; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Mr. Flanagan received a BS in Business Administration from Georgetown University and an MST from the American University School of Business.

Frank Kung, Ph.D., 63, has served as a member of our Board since May 2006. Dr. Kung is a founding member of Vivo Ventures, LLC (formerly BioAsia Investments) and has been the managing partner since February 1997. Prior to that, Dr. Kung held the positions of co-founder, Chairman and Chief Executive Officer of Genelabs Technologies, Inc.; and co-founder of Cetus Immune Corporation (later acquired by its parent company, Cetus Corporation). Dr. Kung has served on the board of directors of the Emerging Company Governing Body of the Biotechnology Industry Organization (BIO); Mt. Jade Science and Technology Association, West Coast; the Asian American Manufacturing Association; and Nanjing King-friend Biochemical Pharmaceutical Co. He was also appointed by the U.S. Secretary of Health and Human Services as a voting member of the National Biotechnology Policy Board. As a result of these and other professional experiences, we believe Dr. Kung possesses particular knowledge and experience in pharmaceutical development and manufacturing; strategic planning and leadership of complex organizations; legal, regulatory and government affairs; people management; and board practices of other entities that strengthen the board’s collective qualifications, skills and experience. Dr. Kung received a BS in Chemistry from the National Tsing Hua University in Taiwan and a Ph.D. in Molecular Biology and an MBA from the University of California at Berkeley.

As described in “Proposal I. Election of Directors,” Jeffrey M. Yordon, the nominee for election as the Class I director at the 2012 annual meeting, is currently serving as a Class III director. However, Mr. Yordon has notified the Board that he will resign his Class III seat effective upon his election as a Class I director at the 2012 annual meeting.

OUR EXECUTIVE OFFICERS

The following are our executive officers as of April 13, 2012:

Name	Age	Title
Jeffrey Yordon	63	President and Chief Executive Officer
Jonathon Singer	48	Executive Vice President and Chief Financial Officer
Michael Logerfo	47	Executive Vice President, Chief Legal Officer and Corporate Secretary
Albert Patterson	68	Executive Vice President, Operations
Ronald Pauli	51	Executive Vice President and Chief Business Officer
Lorin Drake	59	Corporate Vice President, Sales and Marketing

Mr. Yordon has served as our President, Chief Executive Officer and chairman of our Board since April 2006. Prior to joining our company, from February 1996 to March 2006, Mr. Yordon held the positions of Chief Strategic Officer, Co-Chief Operating Officer and President of American Pharmaceutical Partners (now known as Abraxis Pharmaceutical Products) and was a member of its board of directors. Prior to that, Mr. Yordon held the positions of President of Faulding Pharmaceuticals plc; Executive Vice President of Gensia Laboratories; President and Chief Executive Officer of YorPharm and Executive Vice President and President of LyphoMed, Inc. Mr. Yordon served as chairman of the board of directors of Pharmaceutical Partners of Canada and Drug Source Company and member of the board of directors of the Drug, Chemical & Associated Technologies Association.

Mr. Singer has served as our Chief Financial Officer since September 2011, and was appointed Executive Vice President and Chief Financial Officer in March 2012. Prior to joining our company, from October 2006 to September 2011, Mr. Singer served as Senior Vice President, Treasurer, Secretary and Chief Financial Officer of Landauer, Inc. Prior to joining Landauer, Mr. Singer was Vice President of Global Finance, Chief Financial Officer of the Medical Segment, for Teleflex, Inc., which he joined in 2004. Prior to that, Mr. Singer worked for Cardinal Health Inc., R.R. Donnelly & Sons Company and KPMG LLP. Mr. Singer served as a certified public accountant licensed in Ohio, and received a bachelor’s degree in business administration from Miami University in Ohio and a master’s degree from Northwestern University’s Kellogg Graduate School of Management.

Mr. Logerfo has served as our Executive Vice President, Chief Legal Officer and Corporate Secretary since March 2012. Prior to that, Mr. Logerfo had served as our Corporate Vice President since March 2007, our Chief Legal Officer since April 2010, and our Secretary since September 2010. From March 2007 to August 2008, Mr. Logerfo served as Chief Operating Officer of our KSCP joint venture. From October 1999 to January 2006, Mr. Logerfo held the positions of President and Chief Executive Officer of Flavine Holding Co. and its affiliates, a privately held group engaged in the development and sale of active pharmaceutical ingredients. Mr. Logerfo has been a lawyer in private practice, from September 2006 to January 2007, as a partner with the law firm Phillips Nizer, and from June 1990 to October 1999, as a member of the firm Ferro Labella Logerfo & Zucker, PC and its predecessors and successors. He is admitted to practice law in New Jersey and New York. Mr. Logerfo received a BA in Government and a JD from Georgetown University.

Mr. Patterson, R.Ph. has served as our Executive Vice President, Operations since March 2012. Prior to that, he served as our Senior Vice President, Operations from June 2010 through March 2012. Prior to joining our company, from September 2004 to June 2010, Mr. Patterson held the position of Chief Executive Officer of The Bert Patterson Group, a healthcare consulting company focused on the generic pharmaceutical industry. Prior to that, from July 2003 to August 2004, Mr. Patterson held the positions of President and Chief Executive Officer of Excel Rx GSO, a group service organization concentrating on the alternate site healthcare sector. From July 1997 through July 2003, Mr. Patterson held the positions of Vice President of Pharmacy, Vice President of the Contract Center of Excellence and Vice President of Alternate Site Healthcare and Business Development of

Premier, Inc., a national healthcare Group Purchasing Organization. From February 1988 through June 1997, Mr. Patterson held the positions of Director of Hospital Pharmacy, Director of the Office of Drug Product Management and internal Pharmacy Benefit Manager of the U.S. Department of Veterans Affairs. Mr. Patterson served as a member of the board of directors of the Ronald McDonald House near Loyola University Medical Center. Mr. Patterson has also served in faculty positions at Illinois, Wisconsin and Purdue Colleges of Pharmacy and as a member of the Dean’s committee at Midwestern University, Chicago College of Pharmacy. Mr. Patterson received a BS in Pharmacy from the University of Illinois College of Pharmacy.

Mr. Pauli has served as our Chief Business Officer since September 2011, and was appointed Executive Vice President and Chief Business Officer in March 2012. Prior to that, he served as our Chief Financial Officer from April 2007 through September 2011. Prior to joining our company, from August 2006 to March 2007, Mr. Pauli held the positions of Executive Vice President and Chief Financial Officer of the biotech company NEOPHARM, Inc. Prior to that, Mr. Pauli held the positions of Corporate Controller and Interim Chief Financial Officer of Abraxis BioScience; Vice President, Controller, and Chief Financial Officer of ERSCO Corporation; Corporate Controller of Applied Power, Inc.; Corporate Controller of R.P. Scherer; Assistant Controller, Assistant Treasurer, and Assistant Director of Investor Relations of Kmart Corporation; and Senior Accountant of Ernst & Whinney (now Ernst & Young). Mr. Pauli served as a Certified Public Accountant licensed in North Carolina and received a BS in Accounting from Michigan State University and an MS in Finance from Walsh College. Mr. Pauli also serves as a director of Horizon Pharma, Inc.

Mr. Drake has served as our Corporate Vice President, Sales and Marketing, since March 2012, and as our Vice President, Sales and Marketing from May 2006 through March 2012. Prior to joining our company, from 1998 to May 2006, Mr. Drake held the positions of Senior Director of Sales and Vice President of Sales of American Pharmaceutical Partners. Prior to that Mr. Drake held various sales related positions at Fujisawa USA and Lyphomed. Mr. Drake received a BS in Economics from Manchester College.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our corporate governance practices are firmly grounded in our belief that governance best practices are critical to our goal of driving sustained stockholder value.

Code of Conduct; Code of Ethics

We have a Code of Conduct that applies to all employees and independent directors. The Code of Conduct reflects our values and contains important rules our employees must follow when conducting business. We believe that the ongoing compliance with the Code of Conduct by our employees and independent directors enhances not only our culture of honesty and integrity, but also our financial performance and stockholder value.

We also have a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to our Chief Executive Officer, Chief Financial Officer, Vice President, Controller and our Vice President, Finance as well as our independent directors .

We will disclose in the Corporate Governance section of the Investors tab on our Web site at www.sagentpharma.com any amendments to our Code of Conduct or Code of Ethics and any waiver granted to an executive officer or director under these codes.

Corporate Governance Materials Available on Our Web Site

In the Corporate Governance section of the Investors tab on our web site at www.sagentpharma.com, stockholders and others can access our corporate governance materials, including our:

•	Articles of Incorporation,

•	By-Laws,

•	Board committee charters

•	Code of Conduct

•	Code of Ethics, and

•	Insider Trading Policy

The information on our Web site is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Board Leadership Structure

Our current Board leadership structure consists of:

•	a combined Chairman and Chief Executive Officer,

•	a lead director,

•	qualified independent directors,

•	independent Board committees, and

•	governance practices that promote independent leadership and oversight.

The Board believes that having one individual serve as both Chief Executive Officer and Chairman benefits Sagent Pharmaceuticals and our stockholders by allowing one person to speak on behalf of the company to our stockholders, employees, business partners and consumers. The Chief Executive Officer is generally in the best position to inform our independent directors about our operations and issues important to Sagent Pharmaceuticals. Combining these roles ensures alignment of our business and strategic plans and allows timely communication between management and the Board on critical business matters given the complexity of our business.

Mr. Yordon has served as our Chief Executive Officer and Chairman since founding the Company in 2006. Based on current circumstances, the Board believes that continuing this leadership structure best meets our needs, as it has provided an effective balance of strong leadership and independent oversight. Continuing this structure will provide Sagent Pharmaceuticals with consistent leadership, allowing the Board to focus on achieving our long-term business goals. Mr. Yordon’s first-hand knowledge of operations and strategic plans as Chief Executive Officer and his extensive knowledge of the generic pharmaceuticals industry, facilitates the Board’s decision-making process because he chairs the Board meetings where the Board discusses strategic and business matters.

The Board, however, periodically evaluates our leadership structure and determines whether combining these roles is in our best interests based on circumstances existing at the time. When determining the leadership structure that will allow the Board to carry out effectively its responsibilities and best represent our stockholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Because the Board believes that independent Board leadership is important, it has established the role of Lead Director for times, such as the present time, when one individual serves as Chairman and Chief Executive Officer. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has similar responsibilities to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs.

The Board has determined that the Lead Director shall:

•

in consultation with the independent directors, coordinate with the Chairman as to an appropriate schedule of Board meetings and review and provide the Chairman with input regarding the agendas for each Board meeting;

•	preside at all meetings at which the Chairman is not present including executive sessions of the independent directors and apprise the Chairman of the issues considered;

•	be available for consultation and direct communication with the Company’s stockholders;

•	call meetings of the independent directors when necessary and appropriate; and

•	perform such other duties as the Board may from time to time designate.

Our current Lead Director is Robert Flanagan, whom the Board appointed to that position in 2012. The Board believes that Mr. Flanagan is an effective Lead Director due to his independence, his leadership and the operating experience gained in his roles at Clark Enterprises, Inc. and first as a director, and then Chairman of the Board of Martek Biosciences Corporation.

We have adopted multiple other practices that ensure full involvement by independent directors in the decision-making process to further enhance the Board’s independent leadership and oversight:

•	Independent Directors. It has been and currently is the Board’s practice that the Chairman and Chief Executive Officer should be the only member of management to serve as a director.

•	Independent Committees. The Board determined that all Board committees should consist entirely of independent directors, consistent with applicable NASDAQ listing requirements.

•

Executive Sessions. At each Board meeting, our independent directors meet without the Chief Executive Officer or other members of management present to discuss issues important to Sagent Pharmaceuticals, including matters concerning management.

•	Special Meetings. Our By-Laws allow the lead director, in addition to the Chairman, to call special meetings of the Board.

•

Annual CEO Evaluation. The Compensation Committee annually evaluates the Chief Executive Officer’s performance. Additionally, the Corporate Governance and Nominating Committee reviews the Chief Executive Officer’s performance and suitability as Chairman when determining whether to nominate him for re-election.

•

Board Determination of Leadership Structure. The Board retains flexibility to change our leadership structure if it believes doing so would provide more effective independent oversight and is in Sagent Pharmaceuticals’ and our stockholders’ best interests.

The Board believes that the current leadership structure contributes to the Board’s efficiency and effectiveness by having the person primarily responsible for our day-to-day operations also serve as Chairman of the Board. Our governance practices and director nomination process ensure that skilled and experienced independent directors continue to provide independent leadership to the Board while fulfilling their responsibilities. As a result, through this leadership structure, the Board effectively carries out its monitoring and oversight roles by acting as a unified whole, exhibiting strong leadership and independent oversight and making informed, independent decisions on behalf of our stockholders.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. Our Board is actively involved in the oversight of risks inherent in the operation of the Company’s business and the implementation of our strategic plan. This oversight role is performed periodically throughout the year as part of the consideration of the strategic direction of the Company. Primary responsibility for overseeing risk assessment and management is delegated by the Board to the Audit Committee, although the Board retains ultimate responsibility for risk oversight.

Our Audit Committee (a) reviews with management the Company’s significant risk exposures and policies regarding the assessment and management of risk, (b) serves as an independent and objective body to monitor the Company’s financial reporting process and internal control systems, and (c) assists our Board in oversight of the Company’s compliance with legal and regulatory requirements. Each of the other committees of our Board also oversees the management of Company risks that fall within the committee’s areas of responsibility. The Corporate Governance and Nominating Committee oversees risks related to the Company’s succession planning, governance structure and processes and the structure of the Board and its committees to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the design of the Company’s compensation program and arrangements for the Company’s named executive officers, as further described in “Compensation Committee Matters – Analysis of Risk in the Compensation Architecture” below.

We believe the division of risk oversight responsibility between the Board and the Committees, with management maintaining day-to-day functional responsibility for risk management and mitigation, is an effective approach for managing the risks to our business.

Director Independence

Our By-Laws require that at least 75% of the directors on our Board meet the NASDAQ’s listing standards’ “independence” requirements. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that such person has no relationship that would interfere with the exercise of independent judgment by such person in carrying out the responsibilities of a director of Sagent Pharmaceuticals.

The Board determined that, under the NASDAQ listing standards, the following director nominees and ongoing directors are independent: Mary Taylor Behrens, Robert Flanagan, Anthony Krizman, and Frank Kung. Additionally, James Sperans and Chen-Ming Yu, who are not standing for re-election as directors, are independent. Jeffrey M. Yordon, nominee for election as the Class I director, is not independent because he is an executive officer of Sagent Pharmaceuticals. As part of its determination of the independence of Dr. Kung and Dr. Yu, the Board considered the fact that, since May 2011, investment funds affiliated with Vivo Ventures, LLC, of which Drs. Kung and Yu are managing partners, have had a minority equity ownership interest in Nanjing King-friend Biochemical Pharmaceutical Co. (“NKF”) of approximately 5% in the aggregate, and from May 2011 until March 24, 2012, Dr. Kung was a member of the board of directors of NKF. In October 2008, Sagent and NKF entered into a supply agreement, the initial term of which expires in 2017, pursuant to which NKF is the exclusive supplier of heparin active pharmaceutical ingredient to Sagent.

Certain Relationships and Transactions with Related Persons

In accordance with its charter, the Audit Committee reviews Sagent Pharmaceuticals’ transactions in which the amount involved exceeds $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are our directors and executive officers, stockholders beneficially owning more than 5% of our outstanding common stock and their immediate family members. The Audit Committee approves or ratifies only those related party transactions that it determines are fair and reasonable to Sagent Pharmaceuticals and in our and our stockholders’ best interests. The chair of the Audit Committee reviews and approves or ratifies transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the committee any transaction so approved or ratified. The Audit Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Code of Ethics or Code of Conduct.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Pursuant to our policy, the Audit Committee determined that no reported transaction qualified as a related person transaction during 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, we assist our directors and executive officers by identifying reportable transactions of which we are aware and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2011, all required filings were timely made in accordance with Exchange Act requirements, except as stated in the succeeding sentence. Late reports were filed on behalf of Robert Flanagan related to the sale of 1,000 shares and the vesting of 1,276 shares represented by early-exercised stock options, Jeffrey Yordon with respect to vesting of 35,086 shares represented by early-exercised stock options and Frank Kung with respect to vesting of 3,189 shares shares represented by early-exercised stock options. The Forms 4 were promptly filed upon discovery that a report covering the respective transactions were not filed.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held five meetings in 2011. All incumbent directors who served as directors in 2011 attended more than 75% of the aggregate number of meetings of the Board and all committees on which they served.

Committees and Membership

Our Board designates the committee members and chairs based on the Corporate Governance and Nominating Committee’s recommendations. In 2011, the Board had three standing committees: Audit, Compensation and Corporate Governance and Nominating. The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All committee charters are available in the Corporate Governance section of the Investor page on our Web site at www.sagentpharma.com. In conjunction with our initial public offering, we established a Pricing Committee to approve the final terms of the offering. The Pricing Committee held one meeting during 2011, and was dissolved following our IPO.

During 2011, and to date, committee membership is:

2011 Committee Membership*

Name	Audit	Compensation	Corporate Governance and Nominating
Mary Taylor Behrens	—	Chair	X
Robert Flanagan	X	—	Chair
Anthony Krizman	Chair	—	—
Frank Kung	—	X	X
James Sperans	—	X	—
Chen-Ming Yu	X	—	—

Number of Total Meetings in 2011	8	5	3

*	The Board periodically reviews committee membership and rotates membership during the year. The schedule below will be the Committee membership effective May 2012.

2012 Committee Membership

Name	Audit	Compensation	Corporate Governance and Nominating
Mary Taylor Behrens	X	Chair	X
Robert Flanagan	X	X	Chair
Anthony Krizman	Chair	—	—
Frank Kung	—	X	X

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE MATTERS

The Board determined that all of the Corporate Governance and Nominating Committee members are independent within the meaning of the NASDAQ listing standards. Under its charter, which the Board adopted in April 2011, the Corporate Governance and Nominating Committee’s responsibilities include, among others:

•	Identifying, interviewing, and recommending qualified individuals for Board membership consistent with criteria approved by the Board;

•	annually reviewing and assessing the contribution and evaluating the performance of individual directors, in determining whether to recommend them for reelection to the Board;

•	making recommendations to the Board as to directors’ independence;

•	evaluating periodically and, when appropriate, making recommendations to the Board concerning the size and composition of the Board and its Committees;

•	advising the Board on corporate governance matters, including developing and recommending to the Board corporate governance principles; and

•	overseeing the management development and succession planning process for the Chief Executive Officer and his direct reports and, as appropriate, evaluating potential candidates.

The Corporate Governance and Nominating Committee will consider any candidate a stockholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Corporate Governance and Nominating Committee uses the same criteria to evaluate a candidate suggested by a stockholder as the committee uses to evaluate a candidate it identifies, and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a stockholder, our Corporate Secretary will notify that stockholder whether the Board decided to appoint or nominate the candidate.

Under our By-Laws, a shareholder may nominate a candidate for election as director for consideration at an annual meeting of shareholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s annual meeting. If we change the date of an annual meeting by more than 30 days earlier than the date of the previous year’s annual meeting or 70 days later than the date of the previous year’s annual meeting, then we must receive this written notice no later than 90 days, and no earlier than 120 days before the date of our annual meeting. Accordingly, to be considered at the 2013 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s notice of nomination on or after January 23, 2013 and on or before February 22, 2013.

AUDIT COMMITTEE MATTERS

The Board established the Audit Committee in accordance with Section 10A(m) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NASDAQ listing standards and Rule 10A-3(b) of the Exchange Act. The Board also determined that all Audit Committee members are financially literate within the meaning of the NASDAQ listing standards and that Anthony Krizman is an “audit committee financial expert” within the meaning of SEC regulations. No Audit Committee member received any payments in 2011 from us other than compensation for service as a director.

Under its charter, which the Board adopted in April 2011, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, retention and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements; and

•	our policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at saph@openboard.info.

Audit Committee Report for the Year Ended December 31, 2011

To our Stockholders:

Management has primary responsibility for Sagent Pharmaceuticals’ financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Sagent Pharmaceuticals Board of Directors is to oversee Sagent Pharmaceuticals’ accounting and financial reporting processes and audits of its financial statements. In the performance of these duties, we perform the following procedures:

Periodically, we meet, both independently and collectively, with management and the independent registered public accounting firm, among other things, to:

•	Discuss the quality of Sagent Pharmaceuticals’ accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review the overall scope and plans for the audit by the independent registered public accounting firm; and

•	Review significant audit findings prepared by the independent registered public accounting firm, together with management’s responses.

Prior to Sagent Pharmaceuticals’ filing of its Annual Report on Form 10-K for the year ended December 31, 2011, with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

•	Discussed with the independent registered public accounting firm their evaluation of the accounting principles, practices and judgments applied by management;

•

Discussed any other items the independent registered public accounting firm are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firms communications with the Audit Committee concerning independence;

•

Received from the independent registered public accounting firm the written disclosures and the letter describing any relationships with Sagent Pharmaceuticals that may bear on the auditors’ independence; and

•

Discussed with the independent registered public accounting firm their independence from Sagent Pharmaceuticals, including reviewing non-audit services and fees to assure compliance with regulations prohibiting the independent registered public accounting firm from performing specified services that could impair their independence, and with Sagent Pharmaceuticals’ and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Sagent Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 29, 2012.

Audit Committee:

Anthony Krizman, Chair

Robert Flanagan

Chen-Ming Yu

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Sagent Pharmaceuticals specifically incorporates it by reference in such filing.

Pre-Approval Policies

Our Audit Committee’s policy, which it reviews annually, is to approve all audit and non-audit services (subject to the de minimis exceptions of Section 10A(i) of the Exchange Act) provided by the independent registered public accounting firm before we engage the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The committee’s policy also requires management to report on the actual fees charged by the independent registered public accounting firm for each category of service. If pre-approval is needed before a scheduled committee meeting, the committee delegates pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

During 2011, the Audit Committee pre-approved all audit and non-audit services provided by the independent registered public accounting firm.

Independent Registered Public Accounting Firm’s Fees

Aggregate fees for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, for 2010 and 2011 were as follows:

	2011	2010
Audit Fees	$600,000	$607,000
Audit Related Fees	780,000	238,000
Tax Fees	—	—
Other Fees	—	—

	$1,380,000	$845,000

“Audit Fees” include (a) the audit of our consolidated financial statements, including the audit of the unconsolidated KSCP joint venture for inclusion in our Form 10-K, (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements) and (c) fees associated with consents included in registration statements, including our initial public offering, which was completed in April 2011.

“Audit Related Fees” include professional services provided in connection with our initial public offering.

PROPOSAL 2. RATIFICATION OF THE RETENTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, oversight, retention and termination of our independent registered public accounting firm. The Audit Committee has retained Ernst & Young LLP, a registered public accounting firm, as our independent registered public accounting firm for 2012. Ernst & Young LLP have been our independent registered public accounting firm since our founding in 2006. The Audit Committee and the Board are requesting, as a matter of policy, that stockholders ratify the retention of Ernst & Young LLP as our independent registered public accounting firm.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our stockholders do not ratify the retention, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to continue to retain Ernst & Young LLP or appoint another independent registered public accounting firm. Furthermore, even if the retention is ratified, the Audit Committee may appoint a different independent auditor at any time during 2012 if, in its discretion, it determines that such a change would be in Sagent Pharmaceuticals’ and our stockholders’ best interests.

We expect that a representative of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board unanimously recommends a vote FOR the ratification of the retention of Ernst & Young LLP as Sagent Pharmaceuticals’ independent registered public accounting firm for 2012.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists entirely of independent directors who the Board determined to be independent within the meaning of the NASDAQ listing standards. None of the Compensation Committee’s members:

•	is or was an officer or employee of Sagent Pharmaceuticals;

•

is or was a participant in a “related person” transaction in 2011 (for a description of our policy on related person transactions, see “Corporate Governance – Certain Relationships and Transactions with Related Persons” in this Proxy Statement); or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Compensation Committee’s responsibilities are set forth in its charter, which was adopted in April 2011. The Compensation Committee’s responsibilities include, among other duties:

•

reviewing and approving the Chief Executive Officer’s goals and objectives, evaluating his performance in light of these goals and objectives and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of the Company’s named executive officers and other officers subject to Section 16 of the Exchange Act;

•	overseeing the administration and approval of annual incentive compensation and equity awards granted under our equity incentive plans to eligible participants;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of independent directors for service on the Board and its committees; and

•

reviewing and discussing with management public disclosures relating to compensation matters and the issuance of a report on executive compensation in accordance with applicable rules of the Securities and Exchange Commission for inclusion in the Company’s annual report and proxy statement.

Processes and Procedures

The Compensation Discussion and Analysis, included in this Proxy Statement, addresses the Compensation Committee’s primary processes for establishing and overseeing executive compensation. Additional processes and procedures include:

•	Meetings. The Compensation Committee meets several times each year, including five meetings in 2011, to address our compensation programs and policies.

•

Role of Independent Compensation Consultant. In 2011, the Compensation Committee retained Compensation Consulting Consortium (“3C”) as its compensation consultant to assist the committee in evaluating executive compensation programs and to advise the committee regarding the amount and form of executive and director compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive and consistent with our objectives. The consultant is engaged directly by the Compensation Committee, participates in committee meetings as requested, and advises the committee with respect to compensation trends and best practices, plan design and the reasonableness of compensation awards. In addition, with respect to the Chief Executive Officer, the consultant prepares specific compensation analyses for the Compensation Committee’s consideration. The Chief Executive Officer does not participate in the development of these analyses. The consultant plays a similar role in analyzing the amount and form of director compensation.

•

Role of Executive Officers and Management. Each year, the Chief Executive Officer presents his compensation recommendations for each of the other named executive officers, (as described under “Compensation Discussion and Analysis”). The Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Independence of Compensation Consultant to the Compensation Committee

3C has served as the Compensation Committee’s independent compensation consultant since 2011. During 2011, 3C provided the Compensation Committee advice and services, including:

•	participating in committee meetings;

•	providing competitive market compensation data for executive positions;

•	conducting periodic reviews of elements of compensation;

•	analyzing “best practices” and advice about designing our annual and long-term incentive plans, including selecting metrics;

•	advising on the composition of our peer groups for benchmarking pay and performance; and

•	updating the committee on executive compensation trends, issues and regulatory developments.

The Compensation Committee believes that its consultant should be able to advise the committee independent of management’s influence. Therefore, the Compensation Committee has taken steps to satisfy this objective. The Compensation Committee retained 3C independent of management, and can utilize 3C resources independent of those used by management as required.

At least annually, the Compensation Committee reviews the types of advice and services provided by 3C and the fees charged for those services. The consultant reports directly to the Compensation Committee on all executive and director compensation matters; meets separately with the committee outside the presence of management as requested; and speaks separately with the committee chair and other committee members between meetings, as necessary or desired. Interactions between 3C and management are limited to those which the consultant needs to provide the Compensation Committee with relevant information and appropriate recommendations.

For the year ended December 31, 2011, based on the recommendation of the Company’s management, 3C provided company-wide compensation plan design services to Sagent Pharmaceuticals in addition to the executive and director compensation consulting services provided to the Compensation Committee. The Compensation Committee approved the provision of such broad-based services to management, and is satisfied that the provision of such services does not impair the independence of its executive and director consulting service provider, as the alignment between executive and company-wide compensation practices is critical as the Company transitions to public company status. Aggregate fees paid to 3C for both executive and director compensation and non-executive compensation services were less than $120,000 for the year ended December 31, 2011.

Analysis of Risk in the Compensation Architecture

Management has undertaken, and the Compensation Committee has reviewed, an evaluation of Sagent Pharmaceuticals’ compensation policies and procedures as they relate to risk management practices and risk-taking incentives.

As described below under “Compensation Discussion and Analysis,” our compensation structure is designed to incentivize executives and employees to achieve company financial and strategic goals as well as individual performance goals that promote long-term stockholder returns. The compensation architecture balances this design with multiple elements intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to Sagent Pharmaceuticals and our stockholders in the long term. The safeguards that effectively manage or mitigate risk, include:

•

Short-Term/Long-Term Incentive Mix. The balanced mix between short-term and long-term incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance. Our executive compensation is weighted toward long-term incentive compensation to encourage continued growth in stockholder value and ensure accountability for long-term results.

•	Award Caps. Our compensation plans provide for a limit on annual incentive awards to discourage short-term actions that may harm our long-term interests.

•	Multiple Performance Measures. Our incentive plans use multiple performance measures to discourage participants from focusing on achievement of one performance measure at the expense of another.

•

Recoupment and Anti-Hedging Policies. Our recoupment policy, which is described in “Compensation Discussion and Analysis – Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements,” provides the Board (or committee thereof) the discretion to seek to recapture from an executive officer any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policy, which is discussed in “Compensation Discussion and Analysis – Anti-Hedging Policy and Trading Restrictions,” further align our executives’ interests with those of our stockholders.

•

Ethics and Compliance Programs. The Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs use effective approaches to ensure compliance and integrity and encourage employees and others to report concerns by providing multiple reporting avenues with a no retaliation policy.

•

Governance Practices. We have implemented good pay and governance practices that are critical to driving sustained stockholder value, including targeting pay at the median of our peer group, benchmarking compensation, using quantitative and qualitative results to determine incentive awards, engaging an independent compensation consultant and performing annual risk assessments.

In light of this evaluation, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Sagent Pharmaceuticals.

Compensation of Independent Directors

Directors who are full-time Sagent Pharmaceuticals employees receive no compensation for their services as directors.

We strive to provide competitive compensation to attract and retain highly qualified independent directors who will best represent our stockholders’ interests. With its compensation consultant’s assistance, the Compensation Committee periodically benchmarks independent director compensation against a compensation peer group and general industry data, considers the appropriateness of the form and amount of independent director compensation and makes recommendations to the Board concerning such compensation. In connection with our initial public offering, after considering market data and practices, the Compensation Committee recommended, and the Board approved, establishing our independent director compensation levels at the median of our compensation peer group.

Cash Compensation

Under our director compensation program, our independent directors receive an annual cash retainer in the amount of $40,000 per year. A director who also serves as the independent chairman of Sagent Pharmaceuticals would be entitled to an additional $15,000 annual cash retainer. During times where the chief executive officer also serves as chairman, a director appointed as the lead director is entitled to an additional $10,000 annual cash retainer. Each director who serves in the role of chairman of any committee created by the board receives an annual retainer fee of: (1) $15,000 for the Audit Committee; (2) $10,000 for the Compensation Committee and (3) $10,000 for the Corporate Governance and Nominating Committee and any other permanent or temporary committee established by the board. The differences in pay for the various committees are based upon the perceived differences in workload between the committees as well as the peer group compensation data provided by the consultant. Independent directors are also entitled to the following cash fees for meeting attendance:

Description	Amount
Board Meeting Fee	$2,500

Chair Meeting Fee	Audit Committee – $1,500 Compensation Committee – $1,000 Nominating/Governance Committee – $1,000

Member Meeting Fee	Audit Committee – $750 Compensation Committee – $750 Nominating/Governance Committee – $750

Stock Compensation

In addition to cash compensation, the Company’s director compensation program also utilizes equity awards to further align the interests of directors with the Company's stockholders.

Initial Option Grant. Each independent director who first joins the Board after April 1, 2011 (who was not immediately prior to joining the Board an employee of the Company or one of its subsidiaries) will receive an option to purchase shares of the Company’s common stock upon his or her initial election or appointment to the Board, in an amount to be determined by the Compensation Committee or the Board. These options will have an exercise price equal to the closing price of our common stock on the trading day prior to the grant date and will vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date. Each option grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy and the 2011 Incentive Compensation Plan (the “Plan”).

Annual Stock Unit Grant. On the same date each year as annual employee grants are awarded under the Plan, each independent director then in office will also receive an award of restricted stock units. The number of restricted stock units will be determined by dividing $50,000 by the grant price determined pursuant to the Plan , rounded down to the nearest whole share. The restricted stock units will vest in equal annual installments over the four-year period following the grant date. Vested restricted stock units are generally payable in stock within 30 days of vesting, although each independent director is provided with the opportunity to defer such payment until the termination of their service to the Company. Each restricted stock unit grant will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy and the Plan.

2011 Independent Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Behrens, Mary Taylor	$68,250	$—	$—	$68,250
Flanagan, Robert	$47,860	$—	$—	$47,860
Krizman, Anthony	$79,500	$—	$16,625	$96,125
Kung, Frank	$39,538	$—	$—	$39,538
Sperans, James(4)	$39,538	$—	$—	$39,538
Yu, Chen-Ming	$41,038	$—	$—	$41,038

(1)	Includes all meeting and retainer fees paid or deferred pursuant to the Sagent Pharmaceuticals, Inc. Compensation Plan for Independent Directors. Messrs. Flanagan, Sperans and Yu and Dr. Kung began earning compensation for their services following the completion of our initial public offering in April 2011.
(2)	No stock awards were granted to our independent directors during 2011. Each of our independent directors received their initial annual stock award grant of 2,268 restricted stock units, with an aggregate value of $49,987, on February 22, 2012. These restricted stock units will vest in equal annual installments over four years.
(3)	Due to a delay in granting stock options to Mr. Krizman upon joining the board in 2010, we are paying him four additional annual cash payments of $11,625, net of taxes, in addition to those amounts we would otherwise pay him for his services as a director.
(4)	Mr. Sperans waived payment of all fees earned through his service on the Board and Corporate Governance and Nominating Committee, totaling $39,538, during 2011.

Compensation Committee Report for the Year Ended December 31, 2011

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on March 29, 2012.

Compensation Committee:

Mary Taylor Behrens, Chair

Frank Kung

James Sperans

COMPENSATION DISCUSSION AND ANALYSIS

In our Compensation Discussion and Analysis, we:

•	describe our goals for compensating our named executive officers;

•

describe how we designed our compensation program and explain how executive compensation decisions reflect both Sagent Pharmaceuticals’ business performance and the individual performance goals for each of our named executive officers; and

•	explain the tables and other disclosures that follow.

Our “named executive officers” are those individuals who served as Sagent Pharmaceuticals’ Chief Executive Officer (“CEO”) and Chief Financial Officer during 2011, as well as those other individuals included in the 2011 Summary Compensation Table under “Executive Compensation Tables” below.

Executive Summary of 2011 Compensation Actions

This section highlights key actions taken by the Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) to align the interests of our named executive officers with those of our stockholders and improve our pay for performance position. This section is also intended to provide a better understanding of the Committee’s pay decisions relative to company performance in 2011.

Changes to our Compensation Programs. In 2011, we made several adjustments to our executive compensation programs to improve our pay for performance alignment as well as to incent delivery of critical business outcomes. These changes are as follows:

•	Annual Incentive Design – We changed the weighting of our Annual Incentive Plan metrics as follows:

Metric	2010 Weighting	2011 Weighting
Net revenues	25%	35%
Profitability
Gross profit margin	25%	22.5%
Positive EBITDA	0%	7.5%
ANDA submissions	25%	15%
Product launches	25%	20%

•

Long-Term Incentive Design – Beginning in 2011, we moved the timing of our annual stock option grant from December to the succeeding February. This change aligns all of the employee compensation decisions in a single timetable.

2011 Performance and Impact to Annual Bonus Payouts. In early 2012, the Committee reviewed performance with respect to the 2011 Bonus Plan objectives. Overall, we were below our net revenue and gross profit margin targets. Our 2011 performance that drove Bonus Plan payouts for our named executive officers is as follows:

•	Net revenues – $152.4 million

•	Gross profit margin – 12.3%

•	EBITDA in Q4 2011 – Negative

•	ANDA submissions – 17

•	Product launches – 12

Based on these results relative to target, our overall Bonus Plan rating for 2011 is 67.1% of target. Refer to “Elements of Executive Compensation – Annual Cash Incentives” for further detail on the calculation of the

2011 Bonus Plan rating. While our Net Revenue target was not achieved, we did achieve our goal of doubling revenues in 2011. Our gross profit margin was below target due to increased competition and the impact of excess inventory charges to exit the dialysis market. EBITDA in the fourth quarter was negative due to competition and the impact of inventory charges in the quarter. ANDA submissions exceeded our target, as we continued to invest in our future pipeline. Product launches were below our target, as the launch of several products was delayed following ANDA approval.

Our Compensation Program Design

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business; (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and (3) to align the interests of our executive officers and our equity holders through short- and long-term incentive compensation programs. For our named executive officers, these short- and long-term incentives are designed to accomplish these objectives by providing a significant financial correlation between our financial results and their total compensation.

A significant portion of the compensation of the named executive officers consists of equity and cash incentive compensation contingent upon the achievement of financial and operational performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received varies with our company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles.

To Pay for Performance

Individuals in leadership roles, particularly our named executive officers, are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily on the degree to which pre-established objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	individual contribution to attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based awards to directly link compensation with stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our highest performing employees and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our board’s experience with pay practices and compensation levels for growth companies such as ours. The Compensation Committee has targeted overall compensation levels at the size-adjusted median of our compensation peer group, and works with its compensation consultant in achieving this target.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our board considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to short- and long-term compensation, we have found it important to provide certain of our executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two main types—severance pay and benefits continuation. We believe that these benefits are important considerations for our executive officer compensation package, as they afford a measure of financial security in the event of certain terminations of their employment and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We elect to provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Market Data Used to Benchmark Pay

With the assistance of our compensation consultant, 3C, the Committee benchmarks elements of our executive compensation. Our executive's pay elements are benchmarked against a peer group of public companies that are selected annually from the biotechnology and pharmaceutials industry and reflect Sagent's current and projected future size, product markets and the talent pool from which we recruit. Based on such criteria, the Committee included the following companies in the peer group for the competitive analyses for 2011 compensation:

Acorda Therapeutics, Inc.	Hi-Tech Pharmacal Co., Inc.
Akorn, Inc.	Impax Laboratories, Inc.
Amylin Pharmaceuticals, Inc.	InterMune, Inc.
Auxilium Pharmaceuticals, Inc.	The Medicines Company
AVEO Pharmaceuticals, Inc.	Momenta Pharmaceuticals, Inc.
Cambrex Corporation	PDL BioPharma, Inc.
Emergent BioSolutions, Inc.	ViroPharma, Inc.
Exelixis, Inc.

In determining appropriate compensation levels for the named executive officers, the Committee reviews both compensation levels for similarly situated executives at companies in the compensation peer group and general market compensation surveys.

Elements of Executive Compensation

A description of each of the compensation program elements follows. Individual compensation decisions made during 2011 are included within the appropriate category herein.

Base Salary

We provide a base salary to our named executive officers to compensate them for their services during the year and to provide them with a stable source of income. Base salaries for our named executive officers are reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. The CEO’s base salary is approved by the independent members of the board based on 3C’s recommendations and the Board’s review of the CEO’s performance during the previous year. The salaries for our named executive officers are approved by the Compensation Committee based on the CEO’s recommendation and review of each officer’s performance during the previous year. The Compensation Committee targets a compensation package that is consistent with our compensation philosophy and strategically positioned at the size adjusted market median of our peer group.

Based on an analysis of our competitive peer group in conjunction with our initial public offering, base salaries for our named officers were below the size adjusted market median. To recognize performance, the successful commercial launch of certain key products, and in anticipation of our initial public offering, the annual salaries for our named executive officers were increased 3%, on average, in March 2011. The committee approved the following annual salaries, effective March 2011: Mr. Yordon, $428,450; Mr. Pauli, $211,709; Mr. Logerfo, $269,900; Mr. Patterson, $270,300; Mr. Drake, $219,710.

In August 2011, Mr. Pauli was appointed the Company’s Chief Business Officer, where he assumed responsibility for product launch execution, product pipeline management and business development. In conjunction with his appointment the Committee approved an increase in Mr. Pauli’s base compensation of 14% to $241,000.

In August 2011, in connection with the committee’s ongoing review of peer group data, we determined that Mr. Logerfo’s salary was below the size adjusted median for his position. The Committee approved an increase to Mr. Logerfo’s salary of 11% to $300,000, which is more reflective of the size-adjusted median for Mr. Logerfo’s position.

In August 2011, we extended an offer to Jonathon Singer to become our Chief Financial Officer. The Committee considered the size adjusted median for an individual with prior experience as the chief financial officer of a publicly traded company in setting his annual salary of $310,000.

The annual base salaries in effect for each of our named executive officers employed by us as of December 31, 2011 and 2010 are as follows:

	Annual Salary
Name	2011	2010
Jeffrey Yordon	$428,450	$410,000
Jonathon Singer	310,000	—
Michael Logerfo	300,000	260,000
Albert Patterson, R.Ph.	270,300	265,000
Ronald Pauli	241,000	209,613
Lorin Drake	219,710	212,280

Annual Cash Incentives

Overview

The Management Bonus Plan is a cash bonus plan designed to motivate and reward participants, including the named executive officers, for their contribution to Sagent Pharmaceuticals, for achieving our annual financial and strategic goals. The range of amounts that a named executive officer may earn is determined at the beginning of the year, and the amount actually paid is based on the financial results achieved during the year and the individual’s contribution towards achieving those results.

Using the structure of our cash incentive program, the committee establishes a target award for each officer determined as a percentage of the officer's base salary, which is earned based on performance against the goals set by the Committee. Officers may earn more than the target award (up to a maximum set by the Committee of 125% of the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the Committee (payment at the threshold level is 75% of the target award). No award is earned if performance fails to meet the threshold level of performance.

The target incentive award percentages for each named officer, did not change from 2010 to 2011.

For purposes of determining the 2011 cash incentive award paid to each named officer, in April 2011, the committee selected the following measures on which to assess the company's performance:

Performance Measure	Description
Net revenues	Our net revenues are determined in accordance with generally accepted accounting principles. It means our gross sales less reductions for wholesaler chargebacks, rebates, returns and other allowances.

Profitability	Profitability represents (1) our gross margin percentage, where gross margin is determined in accordance with generally accepted accounting principles, and (2) our EBITDA in the fourth quarter of 2011.

Product launches	Product launches represents the initial sale of new product families into the marketplace.

ANDA submissions	ANDA submissions represent the filing of a submission, by Sagent Pharmaceuticals, either of our joint ventures with the U.S. Food and Drug Administration or the execution of a in-licensing agreement with a partner.

The relative weight assigned to each of these measures was 35%, 30%, 15% and 20%, respectively. The 2011 financial goals were established to focus executive attention and action on financial and business performance that the Committee believed would deliver stockholder return and enhance the platform for long-term growth. In establishing these goals, the Committee consulted with management, reviewed the Company’s 2011 business plan and set goals that were attainable based upon the execution of the business plan. In placing the greatest weight on sales revenue and profitability, the Committee intended to emphasize a high level of performance against our business model, including successfully expanding our gross margin percentage, leading to generation of positive EBITDA before the end of 2011, balanced with the need to invest in the long-term growth of the business. The Committee placed an emphasis on product launches as a way of driving a focus on the expansion of the breadth of the Company’s current portfolio, and to further emphasis the focus on sales revenue. The Committee’s emphasis on ANDA submissions is intended to demonstrate the focus on ensuring the long-term growth of the Company, through in-house and in-licensed development submissions. We will use these or similar metrics in our 2012 Management Bonus Plan design. The Committee believes that these metrics continue to be important measures, are highly correlated to total stockholder return and maintain continuity with participants.

For each measure, the Committee established a threshold, target and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet our target goals, management incentive payments should be reduced accordingly. If the Company does not achieve 75% of the target level for net revenue, gross profit margin and ANDA submissions, 78% of the target level for product launches, or 100% of the target level for EBITDA in the fourth quarter of 2011, then no payout is made for the respective goal.

The following table lists the performance measures, weightings, and related target goals for 2011, as well as actual results.

Sagent Pharmaceuticals 2011 Management Bonus Plan Measures

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net revenues	35%	$120 million	$160 million	$200 million	$152.4 million
Profitability	30%
Gross profit margin	22.5%	15.0%	20.0%	25.0%	12.3%
EBITDA	7.5%	N/A	Positive in Q4	N/A	($7.5 million)
Product launches	15%	11 launches	14 launches	18 launches	12 launches
ANDA submissions	20%	12 submissions	16 submissions	20 submissions	17 submissions

Individual Performance Assessment

An executive officer’s individual performance assessment can range from 0% to 125%. Each year, our Chairman and CEO provides the Committee with an individual performance assessment for each of the named executive officers. He also provides the Committee, for its consideration, his compensation recommendations, including recommendations for annual incentive awards, annual equity awards and base salary increases for each of the named executive officers. The Committee reviews and discusses his recommendations, taking into account the various factors within the criteria, and may revise his recommendations based on those factors.

Specifically, in assessing individual performance and potential in the context of making executive compensation decisions, the Committee considers the named executive officer’s:

•	contributions to our overall performance;

•	individual performance relative to pre-established individual objectives discussed at the beginning of the performance cycle;

•	leadership capabilities;

•	long-term performance and potential for future advancement or ability to assume roles of greater responsibility; and

•	position against competitive market norms for similar roles.

Based on these factors, the Committee reviews individual performance ratings for each named executive officer and determines the named executive officer’s individual performance assessment from the range of percentages associated with that rating. The Committee determined that each named executive officer achieved a 100% individual performance rating for the year ended December 31, 2011.

At its February 2012 meeting, the Committee measured performance against the goals and approved the following 2011 incentive awards at 67.1% of target.

Name	Annual Incentive Plan Target (% of Salary)	Annual Incentive Plan Target ($)		Annual Incentive Plan Maximum (% of Salary)	Annual Incentive Plan Maximum ($)	2011 Annual Incentive Award (% of Salary)	2011 Annual Incentive Award ($)
Mr. Yordon	80%	$	339,970	100.0%	$424,962	53.7%	$	228,120
Mr. Singer(1)	40%		—	—	—	—		62,000
Mr. Logerfo	35%		98,116	43.8%	122,645	23.4%		65,836
Mr. Patterson	35%		94,254	43.8%	117,818	23.4%		63,245
Mr. Pauli	30%		67,077	37.5%	83,847	20.1%		45,009
Mr. Drake	30%		65,492	37.5%	81,864	20.1%		43,945

(1)	In conjunction with his employment agreement, Mr. Singer’s 2011 annual incentive award was fixed at $62,000.

Long-Term Incentives – Stock Options

Long-term incentive equity award grants are used to align the interests of our named executive officers with those of our stockholders. To the extent permissible under IRS regulations, we grant incentive stock options on an annual basis. Any stock option award issued in excess of the maximum for qualified incentive stock options are issued as non-qualified stock options. In 2011, we altered the timing of our annual award of stock options from December to the succeeding February. As a result, no annual stock option award was made in 2011. In February 2012, we granted the following stock options and restricted stock to our named executive officers. These options and restricted stock grants each vest in equal annual installments over four years.

	Stock Option Awards	Exercise Price of Option Awards	Restricted Stock Awards	Grant Date Price of Restricted Stock Awards
Mr. Yordon	21,090	$22.04	11,800	$22.04
Mr. Singer	9,330	$22.04	5,220	$22.04
Mr. Logerfo	9,330	$22.04	5,220	$22.04
Mr. Patterson	7,950	$22.04	4,450	$22.04
Mr. Pauli	6,570	$22.04	3,680	$22.04
Mr. Drake	6,570	$22.04	3,680	$22.04

Award ranges are based on an analysis of competitive market practice, with the midpoint of the aggregate equity award ranges, approximately equal to the size-adjusted total long-term incentive median of our peer group. An equity award above or below the midpoint of the range is based on a qualitative review of sustained individual performance and an evaluation of the potential to assume roles with greater responsibility. In all cases, awards are between 50% and 150% of the midpoint. In determining the distribution of awards for our named executive officers between stock options and restricted stock, 3C recommended, and the Compensation Committee approved, a conversion ratio of approximately two stock options for each share of restricted stock granted.

We are committed to growing stockholder value, and our incentive plans support this objective. To support the retention aspects of the program, the stock option and restricted stock awards vest one-fourth each year over four years.

Annual stock option and restricted stock awards are granted on the fourth business day immediately following the release of our annual financial results, following approval by the Compensation Committee. The exercise price for stock options and the grant price for restricted stock are both set as the closing price on the last trading day immediately preceding that date, as reported by NASDAQ.

In addition, during 2011, the Board approved a one-time grant of 500,000 performance-based options to our Chief Executive Officer. One-half of these options vest upon the achievement of positive pre-tax income, as calculated on a trailing six-month period, with the second half vesting upon the achievement of $100 million of EBITDA, as calculated on a trailing twelve-month period. In determining the size of this award, the Compensation Committee considered Mr. Yordon’s aggregate ownership in Sagent given his status as the Company’s founder, Chairman and Chief Executive Officer, his contributions in growing and developing the organization since its inception and his future role in driving the short-term and sustained profitability of the organization.

Perquisites

Our named executive officers receive limited perquisites, including a car allowance for certain of our named executive officers. Taxes on all perquisites are the sole responsibility of the named executive officer. The types and total costs of perquisites we offer are similar to the types and costs offered at other peer companies. The Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the Summary Compensation Table under “Executive Compensation Tables.” Other than these perquisites, named executive officers receive the same benefits as other Sagent Pharmaceuticals’ employees.

Post-Termination Compensation

Post-termination compensation consists of separation pay.

Change in Control Plan. The employment agreements for each of our named executive officers include Change in Control provisions (the “CIC Plan”). The provisions in the CIC Plan are consistent with similar plans maintained by companies in the compensation peer group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that our named executive officers would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the named executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control. For executives who participate in the CIC Plan, Sagent Pharmaceuticals will cover all excise taxes that may be triggered by separation payments.

The severance arrangements and other benefits provided for under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements. We have entered employment agreements with each of our named executive officers. These agreements provide for certain severance payments upon termination due to death or disability, termination by the employer without cause or termination by the named executive officer with good reason. The plans facilitate recruitment and retention, as most of the companies in the compensation peer group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of Sagent Pharmaceuticals’ financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock awards and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Sagent Pharmaceuticals securities by Section 16 officers, including the named executive officers. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from transactions in puts, calls or other derivatives on Sagent Pharmaceuticals securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Sagent Pharmaceuticals securities.

Tax Considerations

Section 162(m) of the Code limits our ability to deduct certain compensation in excess of $1 million paid to our Chief Executive Officer and to certain of our other named executive officers. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” Moreover, as a newly public company, we may rely on an exemption under Section 162(m) of the Internal Revenue Code applicable to publicly held companies during a transition period following an initial public offering. During this transition period, we generally will be exempt from the limitations of Section 162(m), subject to certain limitations. Following the transition period, we will aim to design the performance-based compensation paid to our named executive officers so that it will satisfy the requirements for deductibility under Section 162(m). The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing our named executive officers with competitive and adequate incentives to remain with and increase our business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee reserves the flexibility to authorize payment of compensation to the named executive officers outside the deductibility limitations of Section 162(m) under certain circumstances.

In addition, Section 409A of the Code places strict limitations on the design of compensation arrangements that constitute non-qualified deferred compensation, and imposes an excise tax on executives for non-qualified deferred compensation that does not comply with Section 409A of the Code. We carefully consider the limitations of Section 409A of the Code when awarding compensation to our employees to ensure compliance with Section 409A of the Code and to avoid the potential adverse tax consequences thereunder.

Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”)

Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Our equity awards to named executive officers are structured to comply with the requirements of Topic 718 to maintain the appropriate equity accounting treatment, and we take such accounting treatment into account when designing and implementing its compensation programs.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information on the compensation awarded to, earned by or paid to the named executive officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings		All Other Compensation	Total
Jeffrey M. Yordon, President and Chief Executive Officer(2)	2011 2010 2009	$425,612 410,000 425,769	— — —	$5,450,000 1,390,000 165,000	$	— — —	228,120 292,281 328,000	$	— — —	$21,959 22,067 21,881	$6,125,691 2,114,348 940,650

Jonathon M. Singer, Chief Financial Officer(3)	2011 2010 2009	95,385 — —	62,000 — —	618,750 — —		— — —	— — —		— — —	2,498 — —	778,633 — —

Ronald Pauli, Chief Business Officer(4)	2011 2010 2009	223,779 209,613 217,675	20,000 — —	— 311,350 39,600		— — —	45,009 54,221 62,884		— — —	8,318 8,629 7,737	297,106 583,813 328,026

Michael Logerfo, Corporate Vice President, Chief Legal Officer and Secretary	2011 2010 2009	280,773 260,000 270,000	— — —	— 278,000 33,000		— — —	65,836 80,635 91,000		— — —	8,658 8,761 8,792	355,267 627,396 402,792

Albert Patterson, Senior Vice President, Operations	2011 2010 2009	269,484 142,692 —	— — —	— 600,250 —		— — —	63,245 41,232 —		— — —	21,639 10,552 —	354,368 801,326 —

Lorin Drake, Vice President, Sales and Marketing(5)	2011 2010 2009	218,567 199,011 204,868	12,055 — —	— 278,000 33,000		— — —	43,945 53,744 59,184		— — —	16,032 15,881 16,094	290,599 546,636 313,146

(1)

Represents the aggregate grant date fair value of stock option grants, calculated in accordance with ASC 718. Please see Note 14 to the Consolidated Financial Statements for a description of the assumptions used in making these calculations. Following our initial public offering in April 2011, we have changed the timing of our annual stock option award grant from December to the subsequent February, to align with the release of our fiscal year results and our annual performance evaluation cycle. As such, no annual stock option awards were issued during 2011.

(2)

The amount listed for Mr. Yordon under “Option Awards” in 2011 represents the grant date fair value of an award of 500,000 performance-based options granted following a review by the Board of Mr. Yordon’s total equity ownership in the Company.

(3)

Mr. Singer was hired into his current position on September 12, 2011. The amount paid to him under the “Bonus” column for 2011 included a guaranteed bonus for 2011, in accordance with the terms of his hire, of $62,000. The amount listed for Mr. Singer under “Option Awards” included the grant date fair value for an award of 55,000 stock options in connection with his hire.

(4)	The amount paid to Mr. Pauli in the “Bonus” column for 2011 represents a one-time bonus for Mr. Pauli’s services in connection with our initial public offering, completed in April 2011.
(5)	The amount paid to Mr. Drake in the “Bonus” column for 2011 represents a one-time bonus for Mr. Drake’s services in connection with our initial public offering, completed in April 2011.

(6)	The following table details “All Other Compensation” paid to each of our named executive officers during the fiscal years listed above.

Name	Fiscal Year	Life and Disability Insurance	Automobile Allowance	401(k) Company Match	All Other Compensation
Jeffrey M. Yordon	2011 2010 2009	$1,409 1,517 1,331	$13,200 13,200 13,200	$7,350 7,350 7,350	$21,959 22,067 21,881

Jonathon M. Singer	2011 2010 2009	352 — —	— — —	2,146 — —	2,498 — —

Ronald Pauli	2011 2010 2009	1,182 1,279 1,387	— — —	7,136 7,350 6,350	8,318 8,629 7,737

Michael Logerfo	2011 2010 2009	1,308 1,411 1,442	— — —	7,350 7,350 7,350	8,658 8,761 8,792

Albert Patterson	2011 2010 2009	1,089 589 —	13,200 6,600 —	7,350 3,363 —	21,639 10,552

Lorin Drake	2011 2010 2009	1,190 1,248 1,338	13,200 13,200 13,200	1,642 1,433 1,556	16,032 15,881 16,094

Grants of Plan-Based Awards in 2011

The following table provides information regarding each plan-based award made to our named executive officers during 2011:

			Estimated future payouts under non-equity incentive plan awards(1)
Name	Grant Date	Grant type	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Jeffrey M. Yordon	4/26/2011 12/13/2011	Bonus Plan Stock Option	257,070 —	342,760 —	428,450 —	— —	— 500,000	— 20.82	— 5,450,000
Jonathon M. Singer	9/19/2011	Stock Option	—	—	—	—	55,000	20.10	618,750
Ronald Pauli	4/26/2011	Bonus Plan	54,225	72,300	90,375	—	—	—	—
Michael Logerfo	4/26/2011	Bonus Plan	78,750	105,000	131,250	—	—	—	—
Albert Patterson	4/26/2011	Bonus Plan	70,954	94,605	118,256	—	—	—	—
Lorin Drake	4/26/2011	Bonus Plan	49,435	65,913	82,391	—	—	—	—

(1)

The awards described in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were paid in March 2011 and are presented in the “Non-Equity Incentive Plan Compensation” column in the preceding Summary Compensation Table. See “Compensation Discussion and Analysis – Discussion of Compensation Program – Annual Cash Incentive Award” above for a description of our annual bonus program. The amounts presented under the threshold, target and maximum columns represent the payout if performance goals were met at the threshold, target or maximum level, respectively, established by the Compensation Committee. If no goals were met at or above the threshold level, no payout would be made.

(2)	The exercise price of the stock option awards represents the fair market value of our common stock on the final trading date prior to the grant date.

(3)

The value of Sagent Pharmaceuticals stock option awards are determined using the Black-Scholes stock option valuation model, consistent with the calculation of compensation expense in Sagent Pharmaceuticals’ consolidated audited financial statements contained in Sagent Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2011. Please see Note 14 to the consolidated financial statements and Note 2 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

Outstanding Equity Awards at December 31, 2011

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2011. All of the outstanding equity awards made through December 2010 were issued under the Sagent Holding Co. 2007 Global Share Plan. Outstanding equity awards made in 2011 were issued under our 2011 Incentive Compensation Plan.

Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date
Jeffrey M. Yordon	8/15/2008(M) 8/15/2008 12/11/2009 7/23/2010 12/2/2010 12/13/2011(M)	25,517 — 15,948 — 31,897 —	25,518 19,138 31,897 47,845 95,690 —	— — — — — 500,000	4.23 4.23 4.31 4.31 11.60 20.68	8/15/2018 8/15/2018 12/11/2019 7/23/2020 12/2/2020 12/13/2016
Jonathon M. Singer	9/19/2011	—	55,000	—	20.10	9/19/2021
Ronald Pauli	4/5/2007 8/15/2008(M) 8/15/2008 12/11/2009 7/23/2010 12/2/2010	10,845 9,569 19,138 7,656 3,828 6,858	— 9,569 6,380 7,655 11,483 20,573	— — — — — —	0.78 4.23 4.23 4.31 4.31 11.60	4/5/2017 8/15/2018 8/15/2018 12/11/2019 7/23/2020 12/2/2020
Michael Logerfo	8/15/2008(M) 8/15/2008 12/11/2009 7/23/2010 12/2/2010	9,569 17,863 6,380 3,190 6,379	9,569 6,380 6,379 9,569 19,139	— — — — —	4.23 4.23 4.31 4.31 11.60	8/15/2018 8/15/2018 12/11/2019 7/23/2020 12/2/2020
Albert Patterson	8/15/2008 12/11/2009 6/25/2010 6/25/2010(M) 12/2/2010	1,914 638 6,379 12,759 7,177	638 638 19,139 12,759 21,530	— — — — —	4.23 4.31 4.31 4.31 11.60	8/15/2018 12/11/2019 6/25/2020 6/25/2020 12/2/2020
Lorin Drake	2/28/2007 8/15/2008 8/15/2008(M) 12/11/2009 7/23/2010 12/2/2010	3,350 19,138 9,569 6,380 3,190 6,379	— 6,380 9,569 6,379 9,569 19,139	— — — — — —	0.78 4.23 4.23 4.31 4.31 11.60	2/28/2017 8/15/2018 8/15/2018 12/11/2019 7/23/2020 12/2/2020

(1)	The vesting schedule for our outstanding stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
2/28/2007	Stock Option	1/48th of the shares vest monthly from 3/20/2007 through 2/20/2011
4/5/2007	Stock Option	1/48th of the shares vest monthly from 5/5/2007 through 4/5/2011
8/15/2008	Stock Option	First tranche (25%) vests on 6/1/2009, the second tranche (25%) vests on 6/1/2010, the third tranche (25%) vests on 6/1/2011, and the final tranche (25%) vests on 6/1/2012.

8/15/2008	Stock Option – Milestone Grant	One-half of the shares under this performance and market condition option vested on 6/30/2011, following achievement of the underlying market and performance conditions. The remaining one-half of the shares will vest one year after the initial tranche of shares vest, on 6/30/2012.
12/11/2009	Stock Option	First tranche (25%) vests on 12/11/2010, the second tranche (25%) vests on 12/11/2011, the third tranche (25%) vests on 12/11/2012, and the final tranche (25%) vests on 12/11/2013.
6/25/2010	Stock Option – Milestone Grant	One-half of the shares under this performance and market condition option vested on 6/30/2011, following achievement of the underlying market and performance conditions. The remaining one-half of the shares will vest one year after the initial tranche of shares vest, on 6/30/2012.
6/25/2010	Stock Option	First tranche (25%) vests on 6/21/2011, the second tranche (25%) vests on 6/21/2012, the third tranche (25%) vests on 6/21/2013, and the final tranche (25%) vests on 6/21/2014.
7/23/2010	Stock Option	First tranche (25%) vests on 7/1/2011, the second tranche (25%) vests on 7/1/2012, the third tranche (25%) vests on 7/1/2013, and the final tranche (25%) vests on 7/1/2014.
12/2/2010	Stock Option	First tranche (25%) vests on 11/22/2011, the second tranche (25%) vests on 11/22/2012, the third tranche (25%) vests on 11/22/2013, and the final tranche (25%) vests on 11/22/2014.
9/19/2011	Stock Option	First tranche (25%) vests on 9/12/2012, the second tranche (25%) vests on 9/12/2013, the third tranche (25%) vests on 9/12/2014, and the final tranche (25%) vests on 9/12/2015.
12/13/2011	Stock Option – Milestone Grant	One-half of the shares under this performance-based option will vest only if we achieve positive net income as measured at a quarter-end on a trailing six-month basis during the four-year term of the stock option award. The remaining one-half of the shares will vest only if we achieve $100 million of EBITDA, as measured at a quarter-end on a trailing twelve-month basis during the four-year term of the stock option award.

Option Exercises and Stock Vested

The following table shows for each named executive officer the number of shares acquired on the exercise of Sagent Pharmaceuticals stock options during 2011 and the value realized upon exercise.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey M. Yordon(1)	89,310	760,902
Jonathon M. Singer	—	—	—	—
Ronald Pauli	—	—	—	—
Michael Logerfo	2,295	24,025	—	—
Albert Patterson	—	—	—	—
Lorin Drake	—	—	—	—

(1)	Pursuant to the 2007 Global Share Plan, Mr. Yordon early-exercised 35,086 options in February 2011. 19,138 and 15,948 of these options vested in June and July 2011, respectively.

Pension Benefits

Our named executive officers did not participate in or have account balances in any qualified or non-qualified defined benefit plans sponsored by us. Our Board or Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if they determine that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits but may elect to do so in the future.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination of employment. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees, no other payments are earned by or would be awarded to the named executive officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2011.

Involuntary Termination Without Cause (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. An involuntary termination without cause is any company-initiated termination for reasons other than:

•	continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	gross negligence, dishonesty or violation of any reasonable company rule or regulation if the violation results in significant damage to Sagent Pharmaceuticals; or

•	engaging in other conduct that adversely reflects on Sagent Pharmaceuticals in any material respect.

The separation pay and benefits available to all employees are generally contingent upon Sagent Pharmaceuticals receiving a general release of claims from the employee.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary, plus pro-rata target annual cash bonus. That amount may be increased, at the discretion of management, with the approval of the Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Potential Payout upon an Involuntary Termination Without Cause, For Good Reason by the Named Executive Officer or Due to Death or Disability at December 31, 2011

Name	Severance Payment(1) ($)	Bonus Payment(1) ($)	Continuation of Benefits(2) ($)	Total ($)
Jeffrey Yordon	856,900	685,520	30,000	1,572,420

Jonathon Singer	310,000	124,000	30,000	464,000

Ronald Pauli	241,000	72,300	30,000	343,300

Michael Logerfo	300,000	105,000	30,000	435,000

Albert Patterson	270,300	94,605	30,000	394,905

Lorin Drake	219,710	65,913	30,000	315,623

(1)	For the named executive officers as of December 31, 2011, the amounts reflect the following: two years of base salary continuation and target bonus for Mr. Yordon and one year of base salary continuation and target bonus for Messrs. Singer, Pauli, Logerfo, Patterson and Drake.
(2)	The amounts reflect the value of outplacement services for each of the named executive officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•       Acquisition of 30% or more of our outstanding voting securities;

•       Changes to Board membership that results in less than 50% of the current Board members elected to the Board;

•       Our merger or consolidation with another company, and

a)      we are not the surviving company; or

b)      the other entity owns 50% or more of our outstanding voting securities; or

•       Complete liquidation of Sagent Pharmaceuticals or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•       Consummation of a CIC; and

•       Termination of employment by Sagent Pharmaceuticals other than for “cause,” as a result of death or disability or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•       Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•       Gross negligence, dishonesty or violation of any reasonable rule or regulation of Sagent Pharmaceuticals where the violation results in significant damage to Sagent Pharmaceuticals; or

•       Engaging in other conduct which adversely reflects on Sagent Pharmaceuticals in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Reduction in job duties or responsibilities; • Reduction in compensation; or • Relocation beyond 25 miles

Severance Amounts

•       Chief Executive Officer – three times base salary plus target annual incentive;

•       All other named executive officers – two times base salary plus target annual incentive;

•       Outplacement services up to $30,000 in the two-year period following the CIC; and

•       The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Equity Awards

•       Stock options only vest upon a CIC if the participant is terminated by Sagent Pharmaceuticals other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards.

Payment of Excise Tax	• We will gross up excise tax payable due to CIC severance

Potential Payout upon an Involuntary Termination Due to a Change in Control at December 31, 2011

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause within a two-year period following a change in control on December 31, 2011. The assumptions and valuations are noted in the footnotes to the table.

Name	Severance Payment ($)(1)	Bonus Payment ($)(1)	Value of Unvested Stock Options ($)(2)	Continuation of Benefits ($)(3)	Excise Tax Gross Up ($)(4)	Total
Jeffrey Yordon	1,285,350	1,028,280	3,069,261	30,000	2,326,547	7,739,438

Jonathon Singer	620,000	248,000	49,500	30,000	—	947,500

Ronald Pauli	482,000	144,600	780,264	30,000	596,415	2,033,279

Michael Logerfo	600,000	210,000	713,543	30,000	620,329	2,173,872

Albert Patterson	540,600	189,210	756,107	30,000	640,007	2,155,924

Lorin Drake	439,420	131,826	713,543	30,000	514,621	1,829,410

(1)	For the named executive officers active as of December 31, 2011, the amounts reflect the following: three times base salary plus target annual incentive bonus for Mr. Yordon and two times base salary plus target annual incentive bonus for Messrs. Singer, Pauli, Logerfo, Patterson and Drake.
(2)	The amounts reflect the value of the immediate vesting of all outstanding stock options as of the effective date of termination, based on a December 31, 2011 closing stock price of $21.00.
(3)	The amounts reflect the value of outplacement services.
(4)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our common stock beneficially owned as of March 1, 2012, unless otherwise noted, by each director, director nominee and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)
Directors:
Behrens, Mary Taylor	1,595
Flanagan, Robert(2)	1,115,598
Krizman, Anthony	1,595
Kung, Frank(3)	8,991,021
Sperans, James(4)	4,291,394
Yu, Chen-Ming(5)	8,972,021

Officers:
Drake, Lorin	61,881
Logerfo, Michael(6)	57,776
Patterson, Albert	35,246
Pauli, Ronald	57,894
Singer, Jonathon	—
Yordon, Jeffrey	800,606
All directors and executive officers as a group (12 persons)	15,425,175

(1)	Includes stock options that are exercisable or will become exercisable within 60 days after March 1, 2012 as follows: Ms. Behrens, 1,595 shares; Mr. Flanagan, 1,276 shares; Mr. Krizman, 1,595 shares; Mr. Sperans, 2,552 shares; Dr. Yu, 9,569 shares; Mr. Drake, 48,006 shares; Mr. Logerfo, 37,002 shares; Mr. Patterson, 28,867 shares; Mr. Pauli, 57,894 shares; Mr. Yordon, 73,362 shares
(2)	CNF Investments II, LLC is a wholly-owned subsidiary of Clark Enterprises, Inc. Voting and investment decisions with respect to the 1,109,770 shares held by CNF Investments II, LLC are exercised by its managing member, Mr. Robert Flanagan. Accordingly, Mr. Flanagan or Clark Enterprises, Inc. may be deemed the beneficial holder of such shares.
(3)	Dr. Kung is the managing partner of Vivo Ventures. As a result, Dr. Kung may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds.
(4)	Mr. Sperans is a managing director of MSAIM. As a result, Mr. Sperans may be deemed to be the beneficial owner of the shares of common stock owned by Morgan Stanley & Affiliates. Mr. Sperans is not continuing as a director of the Company following the 2012 Annual Meeting.
(5)	Dr. Yu is a partner of Vivo Ventures. As a result, Dr. Yu may be deemed to be the beneficial owner of the shares of common stock owned by the Vivo Venture Funds. Dr. Yu is not continuing as a director of the Company following the 2012 Annual Meeting.
(6)	Includes 1,000 shares as to which Mr. Logerfo disclaims beneficial ownership, as the shares are held by his son.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2011. Unless otherwise indicated, each of the beneficial owners has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*
Vivo Ventures Funds(1)
575 High Street, Suite 201 Palo Alto, California 94301	8,961,452	32.1%

Morgan Stanley & Affiliates(2)
One Tower Bridge 100 Front Street, Suite 1100 West Conshohocken, PA 19428	4,288,842	15.4%

Credit Suisse(3)
Uetlibergstrasse 231 PO Box 900 CH 8070 Zurich, Switzerland	3,141,725	11.3%

Key Gate Investments Limited(4)
Ugland House, South Church Street George Town, KY1-1104 Cayman Islands	3,139,700	11.3%

*	Calculated based on shares of our issued and outstanding common stock as of March 31, 2012.
(1)	Based solely upon Schedule 13G filed on February 14, 2012, which sets forth beneficial ownership as of December 31, 2011. Represents an aggregate of: (i) 4,109,730 shares of common stock held of record by Vivo Ventures Fund V, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; (ii) 4,768,557 shares of common stock held of record by Vivo Ventures Fund VI, L.P., which shares may be deemed beneficially owned by Vivo Ventures VI LLC, as its sole general partner; (iii) 48,232 shares held of record by Vivo Ventures V Affiliates Fund, L.P., which shares may be deemed to be beneficially owned by Vivo Ventures V, LLC, as its sole general partner; and (iv) 34,933 shares of common stock held of record by Vivo Ventures VI Affiliates Fund, L.P., which shares may be deemed to be beneficially owned Vivo Ventures VI, LLC, as its sole general partner. For ease of reference, we collectively refer to each of the investment funds as the “Vivo Venture Funds.” Voting and investment decisions with respect to all of the shares held by Vivo Ventures Fund V, L.P. and Vivo Ventures V Affiliates Fund, L.P., are exercised by Vivo Ventures V, LLC and voting and investment decisions with respect to all shares held by Vivo Ventures Fund VI L.P. and Vivo Ventures VI Affiliates Fund, L.P., are exercised by Vivo Ventures VI, LLC.
(2)	Based solely upon Schedule 13G filed on February 10, 2012, which sets forth beneficial ownership as of December 31, 2011. The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to beneficially owned, by Morgan Stanley AIP GP LP, a wholly-owned subsidiary of Morgan Stanley.
(3)

Based solely upon Schedule 13G filed on February 13, 2012, which sets forth beneficial ownership as of December 31, 2011. Represents shares owned by Credit Suisse on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”) (the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland . The address of the principal business and office of the Reporting Person in the United States is Eleven Madison

Avenue, New York, New York 10010. The ultimate parent company of the Bank is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.

The business address of CSG is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the “Traditional AM Business”) and the Private Banking division (other than the U.S. PCS Business (the "Non-U.S. PB Business")) may beneficially own Shares to which this Statement relates (the “Shares”) and such Shares are not reported in this Statement. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.
(4)	Based solely upon Schedule 13G filed on February 14, 2012, which sets forth beneficial ownership as of December 31, 2011. Represents shares of common stock held of record and beneficially owned by Key Gate Investments Limited, of which China Harvest Fund II, L.P. owns 97.37%. China Renaissance Capital Investment II, L.P. is the general partner of China Harvest Fund II, L.P. China Renaissance Capital Investment II GP is the general partner of China Renaissance Capital Investment II, L.P. China Harvest Fund II, L.P. is the majority owner of Key Gate Investments Limited and may be deemed to beneficially own all of the shares held by Key Gate Investments Limited. Each of China Renaissance Capital Investment II GP and China Renaissance Capital Investment II, L.P. may also be deemed to beneficially own all of the shares held by Key Gate Investments Limited.

PROPOSAL 3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER

COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides that our stockholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our named executive officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our named executive officers’ compensation dependent on (1) the achievement of specific strategic and corporate goals and (2) the realization of increased stockholder value. Additionally, we have many compensation practices that ensure that our programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Compensation Committee Matters” and “Compensation Discussion and Analysis” and include:

•	all members of our Compensation Committee are independent directors, within the meaning of the NASDAQ listing standards;

•	our Compensation Committee engages and receives advice from an independent compensation consultant;

•	we annually review the risk profile of our executive and broad-based employee compensation programs and have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans and an executive incentive compensation recoupment (clawback) policy;

•	we have an insider trading policy that prohibits our named executive officers from engaging in derivative or hedging transactions in our securities;

•	the degree of compensation at risk will positively correlate to responsibility level; and

•	the mix of compensation elements is designed to reflect strategic business needs.

Our Compensation Committee has established a thorough process for reviewing and approving our compensation program designs and practices and amounts awarded to our named executive officers. Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. As a result of its review process, the Compensation Committee increased the weighting of net revenue to 35% and profitability, as represented by gross profit margin and fourth quarter EBITDA, to 30%, and decreased the weighting of product launches and ANDA approvals to 20% and 15%, respectively, in our Annual Bonus Plan to emphasize the importance of profitable revenue growth in our strategic plan

Please read “Compensation Discussion and Analysis” beginning on page 28 and “Executive Compensation Tables” beginning on page 39 for additional details about our executive compensation programs, including information about the fiscal year 2011 compensation of our named executive officers.

We are asking our stockholders to approve our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a stockholder, the opportunity to express your views on our named executive officers’ compensation. Your vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers described in this Proxy Statement. Our Compensation Committee and our Board believe our overall process effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Sagent Pharmaceuticals’ stockholders approve, on an advisory basis, the compensation paid to Sagent Pharmaceuticals’ named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

Our named executive officer compensation as disclosed in this Proxy Statement will be approved if it receives more votes FOR than votes AGAINST. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum at the Annual Meeting, but are not considered as votes cast with respect to this proposal and therefore will have no effect on this proposal to approve the named executive officer compensation as disclosed in this Proxy Statement.

This vote to approve the named executive officer compensation is advisory, and therefore will not be binding on Sagent Pharmaceuticals, our Compensation Committee or our Board. However, our Board and Compensation Committee value our stockholders’ opinions. If a significant percentage of our stockholders vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns.

The Board unanimously recommends that you vote FOR the approval of our named executive officer compensation as disclosed in this Proxy Statement.

PROPOSAL 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, in an advisory (non-binding) vote, how frequently they want to vote to approve the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules (which includes the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure), such as Proposal 3 in this Proxy Statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote to approve named executive officer compensation once every one, two or three years. This non-binding “frequency” vote is required at least once every six years beginning with this Annual Meeting.

After careful consideration of this proposal, our Board determined that an annual advisory vote to approve named executive officer compensation is the most appropriate alternative for Sagent Pharmaceuticals and recommends that you vote for a one-year interval for the advisory vote to approve named executive officer compensation.

The Board believes that stockholders should vote to approve named executive officer compensation every year so that they may provide us annually with their direct input. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for Sagent Pharmaceuticals to obtain information on investor sentiment about our executive compensation philosophy, policies and practices. In addition, an annual advisory vote to approve executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation program. We understand that our stockholders may have different views as to what is the best approach for Sagent Pharmaceuticals, and we look forward to hearing from our stockholders on this proposal.

In voting on this proposal, you should be aware that you are not voting “for” or “against” the Board’s recommendation to vote for a frequency of one year for holding future advisory votes on the compensation of our named executive officers. Rather, you are voting on your preferred voting frequency by choosing the option of one year, two years or three years or you may abstain from voting on this proposal.

The option of one year, two years or three years that receives a majority of votes cast (or the highest number of votes cast if no option receives a majority) by stockholders will be the frequency of the future advisory votes to approve named executive officer compensation that has been selected by stockholders. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum at the Annual Meeting, but are not considered as votes cast with respect to this proposal and therefore will have no effect on this proposal regarding the frequency of future advisory votes to approve named executive officer compensation. Because this vote is advisory and not binding on Sagent Pharmaceuticals, our Compensation Committee or our Board may decide that it is in the best interests of our stockholders and Sagent Pharmaceuticals to hold an advisory vote to approve named executive officer compensation more or less frequently than the option approved by our stockholders.

The Board unanimously recommends that you vote for the option of “ONE YEAR” on the frequency of future advisory votes to approve named executive officer compensation.

OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING

Management does not know of any matters, other than those described in this Proxy Statement, which may be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, your proxy gives authority to the persons named as proxies in the proxy card to vote on these matters in accordance with their best judgment.

2013 ANNUAL MEETING OF STOCKHOLDERS

We presently anticipate that the 2013 Annual Meeting of Stockholders will be held on or about May 22, 2013.

Stockholder Proposals for the 2013 Annual Meeting

Under our By-Laws, a stockholder may propose business for consideration at an annual meeting of stockholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 90 days, and no earlier than 120 days, before the first anniversary of the preceding year’s annual meeting. If we change the date of an annual meeting by more than 30 days earlier than the date of the previous year’s annual meeting or 70 days later than the date of the previous year’s annual meeting, then we must receive this written notice no later than 90 days, and no earlier than 120 days before the date of the annual meeting. Accordingly, to be considered at the 2013 Annual Meeting of Stockholders, our Corporate Secretary must receive a stockholder’s written proposal on or after January 23, 2013 and on or before February 22, 2013.

Under SEC Rule 14a-8, a stockholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of stockholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our proxy statement for the previous year’s annual meeting. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting. Accordingly, to be considered for inclusion in our 2013 proxy statement, we must receive a stockholder’s submission of a proposal on or before November 30, 2012.

Stockholders should mail all proposals to our Corporate Secretary at Sagent Pharmaceuticals, Inc., 1901 Roselle Road, Suite 700, Schaumburg, Illinois 60195. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address. Our By-Laws are also available on our Web site at investor.sagentpharma.com/governance.cfm.

April 13, 2012	Michael Logerfo Executive Vice President, Chief Legal Officer and Corporate Secretary

SAGENT PHARMACEUTICALS, INC 1901 N. ROSELLE ROAD, SUITE 700 SCHAUMBURG, IL 60195

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following Class I Director to hold office until 2015:
1.	Election of Directors	☐	☐	☐
Nominees
01	Jeffrey M. Yordon
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Ratification of the retention of independent registered public accounting firm Ernst & Young LLP for the year ending December 31, 2012.					☐	☐	☐
3.	Advisory vote to approve Named Executive Officer compensation.					☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:					1 year	2 years	3 years	Abstain
4.	Advisory vote on the frequency of future advisory votes to approve Named Executive Officer compensation.				☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000139457_1     R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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SAGENT PHARMACEUTICALS, INC

Annual Meeting of Stockholders

May 23, 2012 2:00 PM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Michael Logerfo and Victoria Wohlfeil, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SAGENT PHARMACEUTICALS, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 2:00 PM, CDT on 5/23/2012, at the Stonegate Conference and Banquet Centre, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000139457_2     R1.0.0.11699